FOR IMMEDIATE RELEASE


CONTACT:  Michael L. Luetkemeyer
          Chief Financial Officer
          (636) 349-3500

               RAWLINGS CONFIRMS FAILED ACQUISITION
                 TALKS WITH BULL RUN CORPORATION

          Fenton, Missouri, January 13, 2000 -- Rawlings Sporting Goods Company, Inc. (NASDAQ/NMS:RAWL) confirmed today that, as part of its recently concluded exploration of strategic alternatives, it had extensive discussions with Bull Run Corporation (NASDAQ/NMS:BULL) concerning the possible acquisition of Rawlings by an investor group led by Bull Run at prices ranging from a high of $13.25 per share to a low of $10 per share.

          Rawlings said that just last week the Finance Committee of its Board of Directors had offered to waive the restrictions contained in a standstill agreement between the two companies and to remove all other structural impediments in order to allow Bull Run and its co-investors to make a cash tender offer at $10 per share for all outstanding Rawlings shares, provided that the offer be completed within 45 days, that the holders of at least a majority of the outstanding shares accept the offer and that the offer contain a commitment on Bull Run's part to do a follow-up cash merger at the same price. The Finance Committee's offer was also subject to other conditions, including that if Bull Run's tender offer was unsuccessful for any reason, its two designees on Rawlings board would resign, the existing standstill agreement between the two companies would remain in effect and Bull Run would surrender the warrant it currently holds to buy an additional 925,000 Rawlings shares in exchange for Rawlings' agreement to forgive the balance of the warrant's purchase price. Bull Run declined to accept the Finance Committee's proposal before an agreed upon deadline.

          Rawlings also said that, pursuant to a resolution unanimously approved late last week by Rawlings' Board of Directors, including Bull Run's two representatives on the Board, the acquisition talks between the two companies would cease and Rawlings would continue to focus on implementing its business plan and improving its operating results.

          Finally, Rawlings said that it would have no further comment on its talks with Bull Run or on any other aspect of its recently concluded review of strategic alternatives.

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